Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), executed March 4, 2013 and effective March 1, 2013 (the “Effective Date”), is by and between AASTROM BIOSCIENCES, INC., a Michigan corporation (“Aastrom”), and Dominick C. Colangelo (“Executive”).

RECITALS:

WHEREAS, Aastrom desires to employ the Executive and the Executive desires to be employed by Aastrom, according to the terms contained herein.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

“Aastrom” means Aastrom Biosciences, Inc., a Michigan corporation, and, following a Change in Control, any Successor that agrees to assume all of the terms and provisions of this Agreement, or a Successor which otherwise becomes bound by operation of law to this Agreement.

“Aastrom Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Confidential Information or any other information concerning the business, operations or plans of Aastrom, whether such documents or media have been prepared by Executive or by others. Aastrom Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

“Base Salary” means the base annual salary to be paid to Executive under Section 4.1 of this Agreement, as it may be adjusted from time to time as provided in such Section.

“Board” means the Board of Directors of Aastrom.

“Cause” means the occurrence of any of the following events, as determined by the Board of Aastrom, in good faith:

(a) Executive’s material breach of any of Executive’s material duties or obligations to Aastrom (but not mere unsatisfactory performance), which breach is not cured to the reasonable satisfaction of Aastrom’s Board within fifteen (15) days after Executive’s receipt of a written notice describing in detail any such breach;

(b) Executive’s (i) theft of any property of Aastrom, (ii) fraud against Aastrom, (iii) intentional falsification of any records of Aastrom, or (iv) any other wrongful act that materially and adversely impacts the business or reputation of Aastrom;

(c) Executive’s material breach of Aastrom’s Executive Confidential Information and Invention Agreement or any other agreement with Aastrom covering the use or disclosure of confidential or proprietary information of Aastrom, the ownership of intellectual property or restrictions on competition;

(d) Executive’s gross negligence or willful misconduct in the performance of Executive’s assigned duties (but not mere unsatisfactory performance); or

(e) Executive’s conviction or plea of guilty or nolo contendere on a felony indictment.

“Change in Control” means the occurrence of any of the following:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (x) a trustee or other fiduciary holding securities of Aastrom under an employee benefit plan of Aastrom, or (y) Eastern Capital Limited, a Cayman exempted company, and its Affiliates and Associates (each, as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Aastrom representing greater than or equal to fifty percent (50%) of (A) the outstanding shares of common stock of Aastrom, or (B) the combined voting power of Aastrom’s then-outstanding securities;

(b) Aastrom is party to a merger or consolidation which results in the holders of voting securities of Aastrom outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Aastrom or such surviving entity outstanding immediately after such merger or consolidation; or

(c) the sale or disposition of all or substantially all of Aastrom’s assets (or consummation of any transaction having similar effect).

For the avoidance of doubt, a liquidation or dissolution of Aastrom shall not be deemed a Change in Control for purposes hereof.

“Confidential Information” means information that was or will be developed, created, or discovered by or on behalf of Aastrom, or which became or will become known by, or was or is conveyed to Aastrom, which has commercial value in Aastrom’s business, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or copyrightable or not), works of authorship, formulas, business and product development plans, customer lists, information concerning vendors and contract terms with vendors that are not public knowledge, terms of compensation and performance levels of Aastrom employees and consultants, Aastrom customers and other information concerning Aastrom’s actual or anticipated business, research or development, or which is received in confidence by or for Aastrom from any other person or entity.

“Disability” means, with respect to Executive, that:

(a) Executive has been incapacitated by bodily injury, illness or disease such that Executive is unable, with or without accommodations required by law, to perform the essential functions of his duties to Aastrom as prescribed hereunder, as reasonably determined by the Board based upon a medical evaluation of Executive paid for by Company (and Executive agrees to reasonably cooperate with such medical evaluation);

(b) such incapacity shall have continued for a period of six (6) consecutive months; and

(c) such incapacity will, in the opinion of a qualified physician selected by Executive and reasonably acceptable to Aastrom, will persist for a period of more than twelve (12) months from the onset thereof, provided, however, that if a physician chosen by Aastrom materially disagrees with such opinion, the parties agree to engage, at Aastrom’s expense a third qualified physician, selected by the Executive and Aastrom and reasonably acceptable to both Executive and Aastrom to make a final binding decision regarding such incapacity.

“Good Reason” means the occurrence of any of the following conditions, without Executive’s informed written consent, of which the Executive shall have provided written notice to Aastrom no later than ninety (90) days after the initial existence of such condition(s), and which condition(s) remain(s) in effect thirty (30) days after such written notice to Aastrom, during which period Aastrom shall have the opportunity to cure such condition(s) to the reasonable satisfaction of Executive:

(a) a change in Executive’s position as President and Chief Executive Officer that materially reduces his level of responsibility;

(b) a change in Executive’s reporting relationship that results in Executive reporting to any person, entity or group other than the Board;

(c) any reduction in Executive’s then-effective Base Salary, except for reductions that are comparable to reductions that are generally applicable to all senior executives of Aastrom;

(d) any change in the location of Executive’s locus of employment that is more than fifty (50) miles from the current headquarters of Aastrom in Ann Arbor, Michigan, other than a change as contemplated in Section 4.7 below;

(e) failure of the Board or its nominating committee to nominate Executive as a member of the Board; or

(f) any material breach of this Agreement by Aastrom.

Any termination by Executive for Good Reason shall occur not later than one hundred twenty (120) days following Executive’s written notice to Aastrom of the initial existence of the foregoing condition(s).

“Successor” means Aastrom and any successor or assign to substantially all of its business and/or assets.

2. Employment. Aastrom hereby engages Executive as an employee, and Executive hereby accepts such engagement, upon the terms and conditions set forth herein.

3. Duties.

3.1 President and CEO.  Executive is engaged as President and Chief Executive Officer. Executive shall perform faithfully and diligently the duties customarily performed by persons in the position for which Executive is engaged, together with such other reasonable and appropriate duties as Aastrom shall designate from time to time.

3.2 Board of Directors.  During the term of this Agreement, Aastrom shall cause Executive to be nominated by the Board or the nominating committee of the Board and shall use commercially reasonable efforts to cause Executive to be elected to the Board; provided, however, that failure of the shareholders to elect the Executive to the Board shall not constitute “Good Reason.”

3.3 Outside Activities.  Executive shall devote Executive’s best efforts and Executive’s full business time and attention to the performance of the services customarily incident to his office with Aastrom and to such other services as the Board may reasonably request. Executive may also serve on the board of directors or advisory board of one or more other entities with the prior consent of the Board, which shall not be unreasonably withheld, and may also continue to serve in the capacities shown for those third parties listed on Exhibit A attached hereto and incorporated herein, and for the time periods indicated for each, so long as such service does not interfere with Executive’s performance of Executive’s responsibilities and duties to Aastrom, and would not otherwise result in a violation of Executive’s obligations under the Agreement.

4. Compensation and Fringe Benefits.

4.1 Base Salary. During the term of this Agreement, Aastrom shall pay to Executive a Base Salary of Four Hundred and Thirty Thousand Dollars ($430,000) per year, payable in accordance with Aastrom’s standard payroll policies in effect for other executive employees and subject to all required deductions for state and federal withholding taxes, Social Security and all other employment taxes and payroll deductions. The Base Salary shall be subject to review by the compensation committee of the Board on an annual basis, as of January, commencing in 2014.

4.2 Incentive Bonus Compensation. In addition to the Base Salary, Executive shall be eligible to receive an annual incentive bonus payment and the stock incentive compensation described in Exhibit B attached hereto and incorporated herein.

4.3 Customary Fringe Benefits. Executive shall be entitled to such fringe benefits as Aastrom customarily makes available to Aastrom’s senior executives (collectively, “Fringe Benefits”). The Fringe Benefits shall include sick leave, health insurance coverage, and 401k plan participation, in accordance with the terms and provisions of such plans, policies and arrangements as adopted by Aastrom from time to time during the term of this Agreement. By action of the Board, Aastrom reserves the right to change the Fringe Benefits on a prospective basis, at any time, effective upon delivery of written notice to Executive. Executive shall not be entitled to receive payments in lieu of Fringe Benefits, other than for unused vacation leave earned and accumulated at the time the employment relationship terminates.

4.4 Paid Time Off. Executive is entitled to 16.67 hours per month, equaling twenty five (25) days per year, of paid time off, pro rated for any partial calendar year during the term of this Agreement, in accordance with Aastrom’s Paid Time Off policy. Executive also shall be entitled to such paid holidays as are established by Aastrom for all regular full-time employees.

4.5 Business Expenses. Upon submission of itemized expense statements in the manner specified by Aastrom and subject to Aastrom’s expense reimbursement policies in effect from time to time, Executive shall be entitled to reimbursement for all expenses of any nature that Executive reasonably incurs in fulfilling his obligations under this Agreement and during the term hereof, including, without limitation, expenses incurred to attend meetings, travel, entertainment, professional dues and journals, telephone and data transmission charges and any equipment purchased by Executive for the purpose of performing such obligations. Aastrom shall so reimburse Executive no later than the last day of the calendar month following the calendar month in which Executive incurred the expenses to be reimbursed. Executive’s right to reimbursement for expenses as provided in this Section 4.5 shall not be subject to liquidation or exchange for any other benefit. Notwithstanding anything contained herein to the contrary, the reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year.

4.6 Equipment. Aastrom shall supply Executive with all necessary equipment for Executive to perform his obligations under this Agreement, including, without limitation, a laptop computer and smartphone.

4.7 Temporary Housing; Commuting Expenses; Relocation. During the first twelve (12) months of the Executive’s employment pursuant to this Agreement, Aastrom shall reimburse the Executive for his temporary housing expenses relating to the Executive’s temporary residence in the Ann Arbor, Michigan vicinity, and shall reimburse the Executive for his reasonable travel expenses between Ann Arbor and Boston, Massachusetts.  Such reimbursement shall be grossed up so as to be tax neutral to the Executive, provided, however, that the total sum of such reimbursement shall not exceed $75,000.  In the event the Executive is required to relocate, the Executive will be eligible for reimbursement of his relocation expenses in accordance with Aastrom policy.

4.8  Indemnification.   Aastrom shall indemnify and defend the Executive in accordance with its articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of Aastrom, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of Aastrom.   Aastrom’s obligations under this section shall survive any termination of this Agreement or the Executive’s employment hereunder.

5. Term.

5.1 Commencement Date. The employment relationship pursuant to this Agreement shall commence on the Effective Date.

5.2 Termination at Will. Aastrom and Executive acknowledge and agree that Executive’s employment with Aastrom is “at will” and that their employment relationship may be terminated by either party at any time, with or without Cause.

6. Consideration Upon Termination.

6.1 Base Salary. Upon termination of Executive’s employment with Aastrom, Aastrom shall pay Executive his then-effective Base Salary through the effective date of such termination, with such payment to be made with the next following payroll processed by Aastrom.

6.2 Severance.

6.2.1 In the event Executive’s employment is terminated by Aastrom without Cause or Executive resigns for Good Reason, then Aastrom shall additionally pay to Executive a severance payment equal to his then-effective Base Salary, payable in equal installments over the one-year period following the Release Date (as such term is defined in Section 6.4), to be paid on standard payroll dates and in accordance with Aastrom’s standard payroll policies then in effect.  During this period all stock options and other stock-based awards which would have vested had the Executive remained employed for an additional twelve (12) months following the date of termination will become exercisable as of the date of termination.

6.2.2 In the event Executive’s employment is terminated by Aastrom without Cause or Executive resigns for Good Reason within twelve (12) months following a Change in Control, Aastrom shall instead of the payment contemplated by the foregoing Section 6.2.1 pay Executive a severance payment equal to one and one-half times his then-effective Base Salary, payable in a lump sum within twenty (20) business days after the Release Date, and also pay the

Executive his targeted incentive bonus that he is eligible for in accordance with Exhibit B hereto, for the year during which such termination occurs.

6.2.3 Executive shall be responsible for paying all taxes in respect of any severance payment he receives under this Section 6.2 and Aastrom may reduce the amount of any such payment by the amount of all required withholding taxes and other deductions required by law.

6.3 Continued Medical Coverage. In the event Executive’s employment is terminated by Aastrom for reasons other than Cause or by the Executive for Good Reason, and Executive elects and participates in continued medical insurance coverage in accordance with applicable provisions of the Consolidated Budget Reconciliation Act of 1985 (the “COBRA Continuation Coverage”), then Aastrom shall, at its sole cost and expense, pay for the COBRA Continuation Coverage for up to the first twelve (12) months following the date of Executive’s termination. Thereafter, if Executive elects to continue the COBRA Continuation Coverage, Executive shall be responsible for payment of the premiums required to maintain the same.

6.4 Release. The Executive’s right to receive any severance payment contemplated by Section 6.2 or Company paid COBRA Continuation Coverage is conditioned upon execution, delivery and non-revocation by Executive of a general release of claims in a form to be provided by Aastrom, generally consistent with Exhibit C, attached hereto, to be provided to Executive by Aastrom no later than seven (7) days after his separation from service.  If Executive elects to sign such general release, such general release must be executed by Executive and delivered to Aastrom no later than the thirtieth (30th) day after the Executive’s separation from service, and the first such severance payment shall be made on the thirty-seventh (37th) day after separation from service (the “Release Date”), unless a later date is specified herein.

7. Covenants.

7.1 Non-Disclosure of Confidential Information. Executive agrees that he will not use or disclose to any person or entity any Confidential Information; provided, however, that Executive shall have no such obligation with respect to Confidential Information that (a) at the time of disclosure to Executive was generally available to the public or otherwise in the public domain, or (b) subsequent to such disclosure becomes generally available to the public without violation by Executive of this covenant. Executive agrees that upon the termination of his employment with Aastrom for any reason, he will not take with him any Confidential Information that is in written, computerized, machine readable, model, sample, or other form of capable of physical delivery, without the prior written consent of the Board. The Executive also agrees that upon the end of his employment with Aastrom for any reason or at any other time that Aastrom may request, he will deliver promptly and return to Aastrom all Aastrom Documents and Materials.

7.2 Non-Solicitation. Executive agrees that, during the term of his employment with Aastrom and for a period of one year following the termination of his employment with Aastrom for any reason, he will not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit, induce or attempt to solicit or induce: (i) any then current employee or independent contractor of Aastrom to terminate or modify his, her or its employment or business relationship with Aastrom; (ii) any then current customer of Aastrom with which Executive had personal contact during the last twelve (12) months of his employment or about which Executive had access to Confidential Information regarding such customer, or any current vendor, supplier, service provider, or other business relation of Aastrom (“Business Relation”) to terminate or modify its use of Aastrom’s services or its relationship with Aastrom, as applicable.

7.3 Non-Competition. Executive agrees that during the term of his employment with Aastrom and for a period of one (1) year following the termination of his employment with Aastrom for any reason, he will not, without the express written consent of the Board, directly or indirectly, on his own behalf or on behalf of any other person or entity, represent, engage in, be employed by, furnish consulting services to, or have any interest in (whether as an agent, director, officer, owner, partner, principal, proprietor, representative, shareholder, or otherwise) any business that is directly competitive with Aastrom’s development programs, including product candidates being developed thereunder, technologies or commercial products at such time of Executive’s termination of employment. Neither (a) Executive’s participation in the activities permitted by Section 3.3, nor (b) Executive’s ownership, in itself, of one percent or less of the outstanding publicly traded securities of any class of a corporation or other entity (so long as Executive does not participate in the operations of such competitive business), shall constitute a violation of this Section 7.3.

7.4  Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with Aastrom in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Aastrom which relate to events or occurrences that transpired while the Executive was employed by Aastrom. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Aastrom at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with Aastrom in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by Aastrom. Aastrom shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7.4, and, during the period that follows the expiration of the one (1) year period following the Release Date, shall further compensate Executive for his time at his hourly rate based on his most recent Base Salary.

7.5 Injunction.  The Executive agrees that it would be difficult to measure any damages caused to Aastrom which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, Aastrom shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Aastrom.

8. Executive’s Representations. Executive represents and warrants that Executive (i) is free to enter into this Agreement and to perform each of the terms and covenants contained herein, (ii) is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (iii) will not be in violation or breach of any other agreement by reason of Executive’s execution and performance of this Agreement.

9. Aastrom Policies. To the extent not in conflict with this Agreement, Executive agrees to comply with Aastrom’s (i) Confidential Information and Invention Agreement as executed by Executive, and (ii) any handbook or other policies for Aastrom employees and executives adopted from time to time the Board, including, without limitation.

10. General Provisions.

10.1 Attorneys’ Fees. In the event of any dispute or breach arising with respect to this Agreement, the party prevailing in any proceedings for the resolution or enforcement thereof shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred therein.

10.2 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties hereto. There shall be no implied-in-fact contracts modifying the terms of this Agreement.

10.3 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties with respect to the employment of Executive, other than (i) the agreements and plans relating to Aastrom’s stock option grants to Executive, and (ii) policies and agreements referenced in Section 9. This Agreement, together with the items referenced above, supersedes all prior agreements, understandings, negotiations and representation with respect to the employment relationship.

10.4 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

10.5 No Limitation of Regular Benefit Plans. This Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of Aastrom that are regularly made available to a significant number of executives or officers of Aastrom, including without limitation Aastrom’s stock option plans.

10.6 No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditors process, and any action in violation of this Section 10.6 shall be void.

10.7 Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed, if mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when shipped, if shipped by nationally known reputable overnight delivery service and shipping charges prepaid. In the case of Executive, notices shall be addressed to Executive at the home address which he most recently communicated to Aastrom, in writing. In the case of Aastrom, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10.8 No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking employment with a new company or in any other manner), nor shall any such payment be reduced by any earnings that Executive may receive from any other source except as otherwise provided herein.

10.9 No Representations. Executive acknowledges that in entering into this Agreement Executive is not relying and has not relied on any promise, representation or statement made by or on behalf of Aastrom which is not set forth in this Agreement.

10.10 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its choice of law rules.

10.11 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

10.12 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10.13 Tax Withholding. The payments to be made pursuant to this Agreement will be subject to customary withholding of applicable income and employment taxes.

10.14 Consultation. Executive acknowledges that this Agreement confers significant legal rights on Executive, and also involves Executive waiving other potential rights he might have under other agreements and laws. Executive acknowledges that Aastrom has encouraged Executive to consult with Executive’s own legal, tax, and financial advisers before signing the Agreement; and that Executive has had adequate time to do so before signing this Agreement.

10.15 Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10.16 Excess Parachute Payment.

10.16.1 In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise would (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the

“Code”), or any comparable successor provisions, and (B) but for this Section 10.16 would subject Executive to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Aastrom and Executive agree otherwise in writing, any determination required under this paragraph shall be made in writing in good faith by a qualified third party mutually agreed upon by Aastrom and Executive (the “Professional Service Firm”). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce, in the event that the reduction to zero dollars ($0) of all benefits paid in cash is insufficient to avoid liability under the Excise Tax. For purposes of making the calculations required by this Section 10.16, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. Aastrom and Executive shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this Section 10.16. Aastrom shall bear all costs and expenses the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this Section 10.16.

10.16.2 If, notwithstanding any reduction described in this Section 10.16, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits described above, then Executive shall be obligated to pay back to Aastrom, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to Aastrom so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

10.16.3 Notwithstanding any other provision of this Section 10.16, if, within three years of the date of the filing of Executive’s tax return for the year in which a Change in Control occurred (or if later three years from the due date for the filing of such return) (a) there is a reduction in the payment of benefits as described in this Section 10.16, (b) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits previously had not been reduced), and (c) Executive pays the Excise Tax, then Aastrom shall pay to Executive those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

10.17  Section 409A.

10.17.1  Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, Aastrom determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10.17.2  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by Aastrom or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.17.3  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

10.17.4  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  Notwithstanding anything herein to the contrary, each payment under

Section 6.2 hereof shall be paid not later than the end of the second (2nd) calendar year following the year in which the Executive separates from service.  Each payment under Section 6.2 shall be considered a separate payment for purposes of Section 409A of the Code.  To the extent that any separate severance payment (1) is not paid within the short term deferral period, as provided in Treasury Regulations §1.409A-1(b)(4), and (2) would exceed the amount specified in Treasury Regulations §1.409A(b)(9)(iii)(A), as determined by a Professional Service Firm, then such payment shall be reduced to the maximum amount permissible under Treasury Regulations §1.409A(b)(9)(iii)(A).

10.17.5  Aastrom makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.18 Reporting and Disclosure. Aastrom, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and Aastrom shall provide the Executive with such disclosure concerning this Agreement as may be required by law or as Aastrom may deem appropriate.

10.19 No Liability. Liability for payment of any severance hereunder, as set forth in Sections 6.2 and 6.3 is the liability of Aastrom, and no director, officer or shareholder of Aastrom shall have any personal liability for the payment of any such amounts to Executive.

10.20 Counterparts; Electronic Signature. This Agreement may be executed in one more counterparts and by any form of electronic imaging, all of which shall constitute originals, and all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

The parties have executed this Agreement as of the date set forth above.

AASTROM:

AASTROM BIOSCIENCES, INC.

By:
Name: Alan L. Rubino
Title: Chair of the Compensation Committee of the
Board of Directors

EXECUTIVE:

Dominick C. Colangelo

EXHIBIT A
OUTSIDE ACTIVITIES
(SECTION 3.3)

Notwithstanding anything in this Agreement to the contrary, Aastrom approves Executive serving on the boards of directors and related committees of each of the following:                                          ; subject to the following:

(1) Actual time devoted to such board-related activities must not materially impair Executive’s full and complete performance of his obligations under this Agreement;

(2) Such service would not otherwise result in a violation of Executive’s obligations under this Agreement.

(3) Areas of business and technology must not be competitive with Aastrom.

EXHIBIT B

INCENTIVE BONUS COMPENSATION
(SECTION 4.2)

1. Target Cash Bonus. Participation in Aastrom’s cash performance bonus program, as determined by Aastrom’s Board, for up to 50% of Executive’s Base Salary, based on achievement of goals for Executive and Aastrom set by the Compensation Committee of the Board and agreed to by Executive prior to the calendar year to which such bonus and goals shall apply; provided, however, that the goals for the calendar year 2013 shall be set and agreed upon as soon as practicable after the execution of this Agreement.  The Board shall act reasonably in determining whether such goals have been achieved.

2. Stock Options.

2.1 Initial Grant. As soon as practicable after the Effective Date, Aastrom shall grant the Executive options to purchase 1,100,000 shares of Aastrom common stock (the “Initial Options”), having an exercise price equal to public stock price at date of grant. 275,000 of the Initial Options shall vest on the one year anniversary of the Effective Date; 22,916 of the Initial Options shall vest on the first day of each calendar month beginning with the first calendar month following the first anniversary of the Effective Date, until all of the Initial Options have vested.

2.2  Annual Stock Grant.  Executive will be eligible for an annual option grant or other stock based award at the discretion of the Board.

2.3  General Provisions. General provisions applicable to the Initial Options (the “Options”):

2.3.1 All Options shall be non-statutory stock options with a 10-year term, and shall be subject to the Aastrom 2009 Omnibus Incentive Plan, as amended.  Vested Options shall be exercisable for a period of 90 days following termination of employment for any reason other than Cause, death or disability. In the event that Executive is subject to a Section 16 insider trading blackout after termination, then the termination of the exercise period for vested Options shall be extended for an additional 45 days. In the case of death or disability, Options shall remain exercisable for a period of 12 months following such event.

2.3.2 All unexercised Options are immediately forfeited upon termination for Cause.

2.4 Accelerated Vesting Upon Change in Control. Upon Executive’s termination for (a) reasons other than Cause, (b) his death or Disability, or (c) Good Reason that in any of such cases occurs within 12 months following a Change in Control, all of the Options shall immediately and automatically vest.

2.5 Release of Claims. Acceleration of vesting of options hereunder upon any termination of Executive’s employment shall be conditioned upon Executive’s execution, delivery and non-revocation of a general release of claims in a form as provided by Aastrom, generally consistent with Exhibit C, attached hereto.

EXHIBIT C

FORM OF RELEASE

(SECTION 6.4)

RELEASE AGREEMENT

THIS AGREEMENT (this “Release Agreement”) is made by and between Dominick C. Colangelo (“Executive”) and Aastrom Biosciences, Inc. (“Aastrom”; together with Executive, the “Parties”).

RECITALS

A. Executive has terminated employment as an executive officer of Aastrom, effective      ,      .

B. Executive has been given the opportunity to review this Release Agreement, to consult with legal counsel, and to ascertain his rights and remedies.

C. Executive and Aastrom, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Executive’s employment at and separation from Aastrom.

In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Executive and Aastrom as follows:

AGREEMENT

1. In exchange for the good and valuable consideration set forth in the Executive Employment Agreement between Aastrom and the Executive dated February     , 2013 (“Employment Agreement”), Executive hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys’ fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under the Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, wage claims arising under the federal Fair Labor Standards Act, or state or local law, and any other claims, which Executive has claimed or may claim or could claim in any local, state or federal or other forum, against Aastrom, its directors, officers, executives, agents, attorneys, successors and assigns as a result of or relating to Executive’s employment at and separation from Aastrom, and as an officer or director of Aastrom as a result of any acts or omissions by Aastrom or any of its directors, officers, executives, agents, attorneys, successors or assigns (collectively “Covered Acts or Omissions”) that occurred prior to the date of this Release Agreement; excluding only (i) those to compel the payment of amounts due to Executive as provided in the Employment Release Agreement, (ii) enforcement of any rights of Executive under any other agreements with Aastrom, or (iii) those for indemnification under Aastrom’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of Aastrom, under any separate indemnification agreement between Aastrom and Executive, or under any policy of insurance purchased for Executive by Aastrom (collectively, the “Other Agreements”).

2. Executive agrees to immediately return to Aastrom all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Aastrom (collectively “Aastrom Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Aastrom Information and Property, in Executive’s possession, and Executive shall not retain copies of any such Aastrom Information and Property. Executive further agrees that from and after the date hereof he will not remove from Aastrom’s offices any Aastrom Information and Property, nor retain possession or copies of any Aastrom Information and Property.  Executive further agrees to comply with his post-employment covenants set forth in Section 7 of his Employment Agreement, including his covenants concerning non-disclosure of confidential information, nonsolicitation, noncompetition, and litigation and regulatory cooperation.

3. The Executive agrees not to, and Aastrom agrees to instruct all directors and officers with knowledge of the Release Agreement not to (a) publicly make or cause to be made any statements, observations, opinions or communicate any information (whether in written or oral form) that is intended to disparage, defame, slander or is likely in any way to harm the reputation of the other or, in the case of Aastrom, any of its subsidiaries, affiliates, directors, officers, members, employees or agents (each a “Protected Person”) or (b) tortiously interfere with any of their respective business relationships; provided, however, such statements may be made by Executive to members of the Board of Directors of the Company or by members of the Board of Directors to Executive in private. Notwithstanding the foregoing, nothing contained in this Section 3 shall be interpreted to prevent either Party or any Protected Person from making truthful statements in any legal or other proceeding that would subject them to penalty for perjury, even if such statements are otherwise in conflict with this Section 3.

4. The Parties agree that from and after the date hereof neither of them shall make reference to the other or use the name or goodwill of the other in connection with any enterprise that either of them is currently or shall in the future undertake on their own behalf or that of any third party. Accordingly, neither of the Parties shall use the other’s name in any promotional materials, publicity materials including press releases, on a website or otherwise with respect to third parties without the express prior written consent of the other. Notwithstanding the foregoing, (i) the Parties may indicate to any third party, in promotional materials, publicity materials including press releases, on a website or otherwise that the Executive is a former Aastrom director and President and CEO without the need for any such consent, and (ii) either Party may make any truthful statement which would otherwise be in conflict with this Section 4, if and as required by law, so long as the same does not violate the foregoing Section 3.

5. Executive covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Aastrom or any current or former officer, director, Executive or agent of Aastrom (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Release Agreement or involving or based upon the Covered Acts and Omissions.

6. Executive further agrees that he has read this Release Agreement carefully and understands all of its terms.

7. Executive understands and agrees that he was advised to consult with an attorney and did so prior to executing this Release Agreement.

8. Executive understands and agrees that he has been given twenty-one (21) days within which to consider this Release Agreement.

9. Executive understands and agrees that he may revoke this Release Agreement for a period of seven (7) calendar days following the execution of this Release Agreement (the “Revocation Period”). This Release Agreement is not effective until this revocation period has expired. Executive understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Release Agreement and addressed to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105 or (b) hand delivered within seven (7) days of execution of this Release Agreement to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105. Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

10. In agreeing to sign this Release Agreement and separate from Aastrom, Executive is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Aastrom and agrees that in doing so he has not relied on any oral statements or explanations made by Aastrom or its representatives.

11. Both parties agree not to disclose the terms of this Release Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.

12. This Release Agreement shall not be construed as an admission of wrongdoing by Aastrom or Executive.

13. This Release Agreement and the Other Agreements contains the entire agreement between Executive and Aastrom regarding the matters set forth herein. Any modification of this Release Agreement must be made in writing and signed by Executive and each of the entities constituting Aastrom.

14. This Release Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

15. In the event any provision of this Release Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release Agreement, as the case may require, and this Release Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

16. If there is a breach or threatened breach of the provisions of this Release Agreement, either Party may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Release Agreement.

17. In the event that Executive violates the terms of this Release Agreement, in addition to other available rights and remedies, Aastrom shall be released of all of its remaining obligations to make severance payments to Executive.

The parties hereto have entered into this Release Agreement as of this       day of            , 20    .

AASTROM:

AASTROM BIOSCIENCES, INC.

By:
Name:
Title:

EXECUTIVE:

DOMINICK C. COLANGELO